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                                                                                Exhibit 12


                                               MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                     (In millions, except ratio amounts)
                                                                 (unaudited)

                                             Six Months Ended
                                                 June 30,                                      Year Ended December 31,

                                               1998         1997            1997         1996           1995          1994      1993
                                              -----        -----            ----         ----           ----          ----      ----
  Earnings:
    Income before
    income taxes and
    extraordinary item(a)                    $  477       $  934          $  239       $1,955         $  897        $1,280    $1,045

  Add:
    Fixed charges                               275          280             568          460            344           315       315

  Less:
    Capitalized interest                         70           75             153          118             93            78        61
                                              -----        -----          ------       ------         ------        ------    ------
    Total earnings                           $  682       $1,139          $  654       $2,297         $1,148        $1,517    $1,299
                                              =====        =====          ======       ======         ======        ======    ======

  Fixed Charges:
    Fixed charges on
    indebtedness,
    including amortization
    of debt discount and
    premium(a)                               $  206       $  221           $ 448       $  349         $  242        $  231    $  239

  Interest portion of
    operating lease
    rentals(b)                                   69           59             120          111            102            84        76
                                              -----        -----          ------       ------         ------        ------    ------
     Total fixed charges                     $  275       $  280          $  568       $  460         $  344        $  315    $  315
                                              =====        =====          ======       ======         ======        ======    ======
  Ratio of earnings to
    fixed charges                              2.48         4.07            1.15         4.99           3.34          4.82      4.12
                                               ====         ====          ======       ======         ======        ======    ======

  (a) Includes distributions on subsidiary Trust mandatorily redeemable preferred securities.

  (b) The interest portion of operating lease rentals is calculated as one third of rent expense, which represents a reasonable approximation of the interest factor.
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